Exhibit 99.1

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Erin Edgley, Media
(650) 522-5635

For Immediate Release

JOHN W. MADIGAN JOINS GILEAD SCIENCES BOARD OF DIRECTORS

Foster City, CA, December 13, 2005 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that John W. Madigan has been appointed to the company’s Board of Directors, bringing the number of Directors to 10.

Mr. Madigan, 68, is the retired chairman and chief executive officer of Tribune Company. He served as chairman from 1996 through December 2003 and held the position of chief executive officer from May 1996 until December 2002. Tribune Company is a media industry leader with operations in major markets throughout the United States. Prior to his tenure at the Tribune, Mr. Madigan was an investment banker with Salomon Brothers and Paine, Webber, Jackson & Curtis. Prior to that he was an audit manager with Arthur Andersen & Co.

Mr. Madigan is a special partner of Madison Dearborn Partners. He is also a director of the McCormick Tribune Foundation, Morgan Stanley and Boise Cascade, a member of the Board of Overseers of the Hoover Institution, and a past chairman of the Chicago Council on Foreign Relations. He also serves as a trustee of Northwestern University, Rush University Medical Center and The Museum of Television & Radio in New York. He is a member of the Defense Business Board of the Department of Defense.

“We are very pleased to welcome John Madigan to the Gilead Sciences Board of Directors,” said James M. Denny, Chairman of Gilead’s Board of Directors. “Mr. Madigan’s broad knowledge of business and his financial expertise will be invaluable as Gilead’s business continues to grow.”

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

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For more information on Gilead, please call the Gilead Public Affairs Department at

1-800-GILEAD-5 (1-800-445-3235) or visit www.gilead.com.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA phone 650 574 3000 facsimile 650 578 9264	www.gilead.com